AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of December 30, 2004, is entered into between Level 8 Systems, Inc., a public company incorporated in the State of Delaware (the "Company") and Cicero, Inc., a Delaware corporation ("Cicero").

RECITALS

        WHEREAS, the board of directors of each of the Company and Cicero deems it advisable, upon the terms and subject to the conditions herein stated, that the Company be merged with and into Cicero, and that Cicero be the surviving corporation (the "Merger"); and

        WHEREAS, the Company will submit this Agreement for approval by a vote of the holders of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), and for approval by a vote by class of each currently issued and outstanding series of preferred stock of the Company.

        NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agrees as follows:

ARTICLE I

THE MERGER; EFFECTIVE TIME

        1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Cicero whereupon the separate existence of the Company shall cease. Cicero shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the "DGCL") and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all outstanding indebtedness of the Company.

        1.2.    Effective Time.    Provided that the condition set forth in Section 5.1 has been fulfilled or waived in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 6.1, on the date of the closing of the Merger, the Company and Cicero shall cause a Certificate of Merger to be executed and filed with the Secretary of State of Delaware (the "Delaware Certificate of Merger"). The Merger shall become effective upon the date and time specified in the Delaware Certificate of Merger (the "Effective Time").

ARTICLE II

CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

        2.1.    The Certificate of Incorporation.    The certificate of incorporation of Cicero in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

        2.2.    The Bylaws.    The bylaws of Cicero in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

ARTICLE III

OFFICERS, DIRECTORS AND EMPLOYEES OF THE SURVIVING CORPORATION

        3.1.    Officers.    The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

        3.2.    Directors.    The directors and the members of the various committees of the board of directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors and members of such committees of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.3. Employees. The employees of the Company at the Effective Time shall, from and after the Effective Time, be employees of the Surviving Corporation, under the same terms and conditions as their employment with the Company at the Effective Time. All employee benefit plans applicable to any Company employee at the Effective Time shall, from and after the Effective Time, be applicable to such employee as an employee of the Surviving Corporation. The Surviving Corporation shall assume all liabilities of the Company existing at the Effective Time with respect to any employee benefit plans.

ARTICLE IV

EFFECT OF MERGER ON CAPITAL STOCK

        4.1.    Effect of Merger on Capital Stock.    At the Effective Time, as a result of the Merger and without any action on the part of the Company, Cicero or the shareholders of the Company:

a.	Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one-twentieth (.05) of a share of fully paid and non-assessable share of common stock, par value $0.001, of Cicero (“Cicero Common Stock"), with the same rights, powers and privileges as the shares so converted and all shares of Company Common Stock shall be cancelled and retired and shall cease to exist.

b.	Notwithstanding any other provision of this Agreement, no fraction of a share of Cicero Common Stock will be issued. Instead, Cicero shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Cicero Common Stock an amount in cash equal to (i) the fraction of a share of Cicero Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of Cicero Common Stock, which shall be deemed to be the average of the closing bid prices of the Company’s Common Stock as reported to OTCBB during each of the five (5) trading days preceding the Effective Date of the Merger. Following consummation of the Merger, no holder of Company Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

c.	Each share of the Company’s Series A3 Preferred Stock, par value $0.001 per share (the “Series A3 Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .0142857 shares of fully paid and non-assessable shares of Series A-1 Preferred Stock, par value $0.001, of Cicero ("Cicero A-1 Preferred Stock"). Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Company Common Stock with the rights, powers and privileges, set forth in the Cicero A-1 Preferred Stock certificate of designation and all shares of the Company’s Series A3 Preferred Stock shall be cancelled and retired and shall cease to exist.

d.	Each share of the Company’s Series B3 Preferred Stock, par value $0.001 per share (the “Series B3 Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .0125 shares of fully paid and non-assessable shares of Cicero A-1 Preferred Stock, Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Company Common Stock with the rights, powers and privileges, set forth in the Cicero A-1 Preferred Stock certificate of designation and all shares of the Company’s Series B3 Preferred Stock shall be cancelled and retired and shall cease to exist.

e.	Each share of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .20 shares of fully paid and non-assessable shares of Cicero A-1 Preferred Stock, Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Company Common Stock with the rights, powers and privileges, set forth in the Cicero A-1 Preferred Stock certificate of designation and all shares of the Company’s Series C Preferred Stock shall be cancelled and retired and shall cease to exist.

f.	Each share of the Company’s Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .25 shares of fully paid and non-assessable shares of Cicero A-1 Preferred Stock, Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Company Common Stock with the rights, powers and privileges, set forth in the Cicero A-1 Preferred Stock certificate of designation and all shares of the Company’s Series D Preferred Stock shall be cancelled and retired and shall cease to exist.

g.	Certain Convertible Notes of the Company (the “Convertible Notes”) shall be converted into such number of fully paid and non-assessable shares of Cicero A-1 Preferred Stock that would convert into the same number of shares of the Company Common Stock that the Convertible Notes would convert into immediately prior to the Effective Time, at conversion prices ranging from $0.026 to $0.007 and all of the Company’s Convertible Notes, if so elected by the Note holders, shall be cancelled and retired and shall cease to exist.

h.	Each option, warrant, purchase right, unit or other security of the Company issued and outstanding immediately prior to the Effective Time, not including the Convertible Notes, the Series A3 Preferred Stock, the Series B3 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock (the “Convertible Securities”) shall be (i) converted into and shall be an identical security of Cicero, however the number of shares of Cicero Common Stock underlying such Convertible Securities shall be one-twentieth (.05) of the number of shares Company Common Stock into which the Convertible Securities were convertible into immediately prior to the Effective Time. Cicero shall cause to be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities, such number of shares of Cicero Common Stock as is sufficient to underly such Convertible Securities.

i.	Each share of Cicero Common Stock owned by the Company or any other person immediately prior to the Effective Time shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

4.2.    Certificates.    At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Company Common Stock, Series A3 Preferred Stock, Series B3 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, the Convertible Notes, or the Convertible Securities of the Company shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective Cicero Common Stock, Cicero A-1 Preferred Stock, or options, warrants, purchase rights, units or other securities of Cicero, as the case may be, into which the shares of Company Common Stock, Series A3 Preferred Stock, Series B3 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, the Convertible Notes, or options, warrants, purchase rights, units or other securities of the Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Cicero Common Stock, Cicero A-1 Preferred Stock or options, warrants, purchase rights, units or other securities of Cicero, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE V

CONDITION

        5.1.    Condition to Each Party's Obligation to Effect the Merger.    The respective obligation of each party hereto to effect the Merger is subject to receipt prior to the Effective Time of the requisite approval of this Agreement and the transactions contemplated hereby by a majority of the holders of Company Common Stock, and by at least 66% of the holders of Series A3 Preferred Stock, Series B3 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and by a majority of the holders of the Convertible Notes pursuant to the DGCL and the Certificate of Incorporation of the Company.

ARTICLE VI

TERMINATION

        6.1.    Termination.    This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, if the board of directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of the Company and its shareholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or Cicero, or any of their respective shareholders, directors or officers.

ARTICLE VII

MISCELLANEOUS AND GENERAL

        7.1.    Modification or Amendment.    Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of Company Common Stock, Series A3 Preferred Stock, Series B3 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and holders of Convertible Notes, shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (ii) alter or change any provision of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms or conditions of this Agreement it such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

        7.2.    Counterparts.    This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        7.3.    GOVERNING LAW.    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

        7.4.    Entire Agreement.    This Agreement constitutes the entire agreement and supercedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

        7.5.    No Third Party Beneficiaries.    This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        7.6.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        7.7.    Headings.    The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

LEVEL 8 SYSTEMS, INC. a Delaware corporation
By
Name: Anthony C. Pizi
Title: President and Chief Executive Officer
CICERO, INC. a Delaware corporation
By
Name:
Title: